UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2009
United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53159	20-3269195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01                Entry into a Material Definitive Agreement.

 On September 21, 2009, United Development Funding III, LP, a Delaware limited partnership (the “Partnership”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Wesley J. Brockhoeft ( the “Lender”) pursuant to which the Lender has provided the Partnership with a revolving credit facility in the maximum principal amount of $15 million (the “Credit Facility”). The interest rate on the Credit Facility is equal to ten percent (10%) per annum.  Accrued interest on the outstanding principal amount of the Credit Facility is payable monthly.   The Credit Facility is secured by a first priority lien on all of the Partnership’s existing and future assets.  The Credit Facility matures and becomes due and payable in full on September 20, 2010.  In consideration of the Lender originating the Credit Facility, the Partnership paid the Lender an origination fee in the amount of $300,000.  On September 23, 2009, $15 million in principal was outstanding under the Credit Facility.

The Partnership’s eligibility to borrow up to $15 million under the Loan Agreement is determined pursuant to a borrowing base.  The borrowing base is equal to the lesser of (a) (i) up to fifty percent (50%) of the aggregate principal amount outstanding under the Partnership’s eligible notes, or (ii) up to fifty percent (50%) of the face amount of the Partnership’s eligible notes, or (iii) 40% of the appraised value of the real property subject to the liens securing Partnership’s eligible notes; minus (b) any reserves required by the Lender.  Eligible notes are those promissory notes which are secured by first liens, meet certain other criteria established by the Lender, and are otherwise approved by the Lender for inclusion in the borrowing base.  The Loan Agreement requires the Partnership to borrow the full $15 million of proceeds of the Credit Facility during the first one hundred eighty days following the date of the Loan Agreement (the “First 180 Day Period”).  If the Partnership prepays any principal of the Credit Facility during the First 180 Day Period for whatever reason (including upon an acceleration due to an event of default), the Partnership is required to pay a prepayment premium to the Lender equal to  the amount of interest that such prepaid principal amount would have accrued between the date of prepayment and the expiration date of the First 180 Day Period; provided, however, that the aggregate amount of all interest and any prepayment premiums actually paid by the Partnership to Lender with respect to accrued interest and any prepayments of principal on the outstanding principal of the Credit Facility during the First 180 Day Period shall not exceed $750,000.  The Loan Agreement requires the Partnership to make various representations to the Lender and to and comply with various covenants and agreements, including, without limitation, maintaining at least $30 million in eligible notes, maintaining an adjusted tangible net worth of no less than $250 million, maintaining its current line of business, operating its business in accordance with applicable laws, providing the Lender with information, financial statements and reports, and not permitting a change of control to occur.

If a default occurs under the Credit Facility, the Lender may declare the Credit Facility to be due and payable immediately.  A default may occur under the Credit Facility in various circumstances including, without limitation, if (i) the Partnership fails to pay amounts due to the Lender when due under the Loan Agreement, (ii) the Partnership fails to comply with its covenants and agreements with the Lender, (iii) the Partnership defaults under obligations for money borrowed in excess of $500,000, (iv) the Lender deems itself insecure or determines that a material adverse effect with respect to the Credit Facility, the Partnership, or the collateral has occurred, (v) a criminal action is filed against the Partnership under a federal or state racketeering statute, (vi) a bankruptcy action is filled with respect to the Partnership, (vii) the Partnership conceals, removes, or permits to be concealed or removed, any of its assets with the intent to hinder, delay or defraud the Lender or its other creditors, or (viii) the Loan Agreement or other loan documents are terminated, become void or unenforceable, or any security interest ceases to be a valid and perfected first priority security interest in any portion of the collateral .  In such event, the Lender may exercise any rights or remedies it may have, including, without limitation, increasing the interest rate to twelve percent (12%) per annum, prohibiting distributions to be made to the Partnership’s partners, or foreclosure of the Partnership’s assets.  Any such event may materially impair the Partnership’s ability to conduct its business.

The Partnership intends to utilize the Credit Facility as transitory indebtedness to provide liquidity and to reduce and avoid the need for large idle cash reserves, including usage to fund identified investments pending receipt of proceeds from the partial or full repayment of loans.  Proceeds from the operations of the Partnership will be used to repay the Credit Facility.  The Partnership intends to use the Credit Facility as a Partnership portfolio administration tool and not to provide long-term or permanent leverage on Partnership investments.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 21, 2009, the Partnership entered into a Loan and Security Agreement with the Lender, pursuant to which the Lender has provided the Partnership with a Credit Facility permitting the Partnership to borrow up to a maximum principal amount of $15 million.  Please see the disclosures regarding the Credit Facility described in Item 1.01 above, which is hereby incorporated into this Item 2.03 by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding III, L.P.
	By:	UMTH Land Development, L.P.
Its General Partner
	By:	UMT Services, Inc. Its General Partner

Dated: September 25, 2009	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
President and Chief Executive Officer